As filed with the Securities and Exchange Commission on February 1, 2011
No. 333-72212

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment to
Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APPLIED SIGNAL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

California	77-0015491
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

460 West California Ave.
Sunnyvale, CA	94086
(Address of Principal Executive Offices)	(Zip Code)
Applied Signal Technology, Inc.
1991 Stock Option Plan, 2001 Stock Option Plan and
1993 Employee Stock Purchase Plan
(Full title of the plan)

William B. Van Vleet III
Applied Signal Technology, Inc.
460 West California Ave.
Sunnyvale, CA 94086
(Name and address of agent for service)
(408) 749-1888
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE
     Applied Signal Technology, Inc. (the “Company”) filed a Registration Statement on Form S-8 (No 333-72212) (the “Registration Statement”) with the Securities and Exchange Commission on October 25, 2001. On January 31, 2011, pursuant to that certain Agreement and Plan of Merger, dated as of December 18, 2010 by and among Raytheon Company, a Delaware corporation (“Parent”), RN Acquisition Company, a California corporation, and the Company, the Company became a wholly owned subsidiary of Parent. As a result of the transactions contemplated thereby, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.
     In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Sunnyvale, State of California, on February 1, 2011.

APPLIED SIGNAL TECHNOLOGY, INC.
By:	/s/ James E. Doyle
	Name:	James E. Doyle
	Title:	Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ William B. Van Vleet III William B. Van Vleet III	President (Principal Executive Officer)	February 1, 2011

/s/ James E. Doyle James E. Doyle	Vice President (Principal Financial Officer and Principal Accounting Officer)	February 1, 2011

/s/ Kathryn G. Simpson Kathryn G. Simpson	Director	February 1, 2011